Exhibit 10.02

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

This Agreement is entered into effective as of the __ day of _____, 201_, by and between Sonic ________________ (the “Corporation”), a _________________ corporation, and ____________ (the “Employee”).

RECITALS

Whereas, the Employee is currently serving as the __________________of the Corporation and is an integral part of its management; and

[For existing agreements] Whereas, the Employee and the Corporation acknowledge that they previously entered into an Employment Agreement dated __________, which is hereby canceled and superseded in its entirety by this Agreement; and

Whereas, the Corporation’s Board of Directors (the “Board”) has determined that it is appropriate to support and encourage the attention and dedication of certain key members of the Corporation’s management, including Employee, to their assigned duties without distraction and potentially disturbing circumstances arising from the possibility of a Change in Control (herein defined) of the Corporation; and

Whereas, the Corporation desires to continue the services of Employee, whose experience, knowledge and abilities with respect to the business and affairs of the Corporation will be extremely valuable to the Corporation; and

Whereas, the parties hereto desire to enter into this Agreement setting forth the terms and conditions of the employment relationship of the Corporation and Employee.

Now, therefore, it is agreed as follows:

ARTICLE I
Term of Employment

1.1    Term of Employment. The Corporation shall employ Employee for a period of one year from the date hereof (the “Initial Term”).

1.2    Extension of Initial Term. Upon each annual anniversary date of this Agreement, this Agreement shall be extended automatically for successive terms of one year each, unless either the Corporation or the Employee gives contrary written notice to the other not later than the annual anniversary date. As used herein, “Term” shall mean the Initial Term together with any renewal term(s) pursuant to this Section 1.2.

1.3    Termination of Employment. The Corporation may terminate this Agreement and the Employee’s employment at any time effective upon written notice to the Employee. The Employee may terminate this Agreement and the Employee’s employment only after at least 30 days’ written notice to the Corporation, unless otherwise agreed by the Corporation. Any such termination is subject to the terms and conditions contained in this Agreement.

ARTICLE II
Duties of the Employee

Employee shall serve as the ______________________________of the Corporation. Employee shall do and perform all services, acts, or things necessary or advisable to manage and conduct the business of the Corporation consistent with such position subject to such policies and procedures as may be established by the Board.

ARTICLE III
Compensation

3.1    Salary. For Employee’s services to the Corporation as the _____________________, Employee shall be paid a salary at the annual rate of $___________ (herein referred to as “Salary”), payable in twenty-four equal installments on the first and fifteenth day of each month. On the first day of each calendar year during the term of this Agreement with the Corporation, Employee shall be eligible for an increase in Salary based on an evaluation of Employee’s performance during the past year with the Corporation. During the term of this Agreement, the Salary of the Employee shall not be decreased at any time from the Salary then in effect unless agreed to in writing by the Employee.

3.2    Bonus. The Employee shall be entitled to participate in an equitable manner with other officers of the Corporation in discretionary cash bonuses as authorized by the Board. Such bonuses shall be paid not later than the 15th day of the third month following the later of the end of the Corporation’s tax year or the Employee’s tax year in which the bonuses are no longer subject to a substantial risk of forfeiture (within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”)).

3.3    Clawback Provisions. Notwithstanding any other provisions in this Agreement to the contrary, any incentive-based compensation, or any other compensation, paid or payable to Employee pursuant to this Agreement or any other agreement or arrangement with the Corporation which is subject to clawback (recovery) under any law, government regulation, order or stock exchange listing requirement, will be subject to such deductions and clawback (recovery) as may be required to be made pursuant to law, government regulation, order, stock exchange listing requirement (or any policy of the Corporation adopted pursuant to any such law, government regulation, order or stock exchange listing requirement). Employee specifically authorizes the Corporation to withhold from [his or her] future wages any amounts that may become due under this provision. This Section 3.3 shall survive the termination of this Agreement for a period of three (3) years.

ARTICLE IV
Employee Benefits

4.1    Use of Automobile. The Corporation shall provide Employee with either the use of an automobile for business and personal use or a cash car allowance in accordance with the established company car policy of the Corporation. The Corporation shall pay all expenses of operating, maintaining and repairing the automobile provided by the Corporation and shall procure and maintain automobile liability insurance in respect thereof, with such coverage insuring each Employee for bodily injury and property damage. Reimbursement of automobile-related expenses shall be made as soon as practicable after the request for reimbursement is submitted, but in no event later than the last day of the calendar year next following the calendar year in which such expense was incurred. Additionally, neither the provision of in-kind benefits nor the reimbursement of expenses in any one calendar year shall affect the level or amount of in-kind benefits to be provided, or the expenses eligible for reimbursement, in any other calendar year. The Employee’s right to reimbursement or in-kind benefits under this Section 4.1 is not subject to liquidation or exchange for another benefit.

4.2    Medical, Life and Disability Insurance Benefits. The Corporation shall provide Employee with medical, life and disability insurance benefits in accordance with the established benefit policies of the Corporation.

4.3    Working Facilities. Employee shall be provided adequate office space, secretarial assistance, and such other facilities and services suitable to Employee’s position and adequate for the performance of Employee’s duties.

4.4    Business Expenses. Employee shall be authorized to incur reasonable expenses for promoting the business of the Corporation, including expenses for entertainment, travel, and similar items. The Corporation shall reimburse Employee for all such expenses upon the presentation by Employee, from time to time, of an itemized account of such expenditures. Reimbursement shall be made as soon as practicable after the request for reimbursement is submitted, but in no event later than the last day of the calendar year next following the calendar year in which such expense was incurred. Additionally, the reimbursement of expenses in any one calendar year shall not affect the expenses eligible for reimbursement in any other calendar year. The Employee’s right to reimbursement under this Section 4.4 is not subject to liquidation or exchange for another benefit.

4.5    Vacations. Employee shall be entitled to an annual paid vacation commensurate with the Corporation’s established vacation policy for officers. The timing of paid vacations shall be scheduled in a reasonable manner by the Employee.

4.6    Disability Benefit. Upon disability (as defined herein) of the Employee, the Employee shall be entitled to receive up to six months’ of Employee’s Salary (less any deductions required by law) payable in twelve equal installments of 1/24 of the Salary, with the first installment occurring on the first regularly scheduled payroll date following the determination of disability and the remaining installments occurring on a semi-monthly basis thereafter, provided that such disability payments shall continue only so long as the disability continues, and provided further that each such disability payment shall be reduced by any benefit payment the Employee is entitled to receive under the Corporation’s group disability insurance plans during the corresponding payroll period.

4.7    Term Life Insurance. The Corporation shall purchase term life insurance on the life of the Employee having a face value of four times the Employee’s Salary (to be changed as salary adjustments are made) or the face value of life insurance that can be purchased based upon the Employee’s health history with the Corporation paying the standard premium rate for term insurance under its then current insurance program at the Employee’s age and assuming good health, whichever amount is lesser, provided that such insurance can be obtained by the Corporation in a manner which meets the requirements for deductibility by the Corporation under Section 79 of the Code.

4.8    Compensation Defined. Compensation shall be defined as all monetary compensation and all benefits described in Articles III and IV hereunder (as adjusted during the term hereof).

ARTICLE V
Termination

5.1    Separation from Service. For purposes of this Agreement, the terms “terminate,” “terminated” and “termination” with respect to the Employee’s employment mean a termination of the Employee’s employment that constitutes a “separation from service” within the meaning of the default rules of Section 409A of the Code.

5.2    Death. Employee’s employment hereunder shall be terminated upon the Employee’s death.

5.3    Disability. The Corporation may terminate Employee’s employment hereunder in the event Employee is disabled and such disability continues for more than 180 days. “Disability” shall be defined as the inability of Employee to render the services required of him under this Agreement, with or without a reasonable accommodation, as a result of physical or mental incapacity.

5.4    Cause.

(a)    The Corporation may terminate Employee’s employment hereunder for Cause. For the purpose of this Agreement, “Cause” shall mean (i) the willful and intentional failure by Employee to substantially or satisfactorily perform Employee’s duties hereunder, other than any failure resulting from Employee’s incapacity due to physical or mental incapacity, (ii) commission by Employee, in connection with Employee’s employment by the Corporation, of an illegal act or any act (though not illegal) which is not in the ordinary course of the Employee’s responsibilities and exposes the Corporation to a significant level of undue liability, (iii) any act or omission that constitutes a material breach by the Employee of any of Employee’s obligations under this Agreement, (iv) Employee’s conviction of, or plea of nolo contendere to, any felony or another crime involving dishonesty or moral turpitude or which could reflect negatively upon the Corporation or otherwise impair or impede its operations, (v) Employee’s engaging in any act of dishonesty, violence or threat of violence (including any violation of federal securities laws) that is injurious to the Corporation or any of its subsidiaries or affiliates, (vi) Employee’s material breach of a written policy of the Corporation or the rules of any governmental or regulatory body applicable to the Corporation, or (vii) any other willful misconduct by Employee which is materially injurious to the financial condition or business reputation of the Corporation or any of its subsidiaries or affiliates. For purposes of this paragraph, no act or failure to act on Employee’s part shall be considered to have met any of the preceding tests unless done or omitted to be done by Employee without a reasonable belief that Employee’s action or omission was in the best interest of the Corporation.

(b)    Notwithstanding the foregoing, in the event of a Change in Control, as defined in Section 5.11, Employee shall not be deemed to have been terminated for cause unless such action is ratified by the affirmative vote of not less than a majority of the entire membership of the Board at a meeting held within 30 days of such termination (after reasonable notice to Employee and an opportunity for Employee to be heard by members of the Board) confirming that the Board has determined that Cause exists for terminating the Employee’s employment. Ratification by the Board will be effective as of the original date of termination of Employee.

5.5    Compensation Upon Termination for Cause or Upon Resignation By Employee. Except as otherwise set forth in Section 5.8 hereof, if Employee’s employment shall be terminated for Cause or if Employee shall resign Employee’s position with the Corporation, the Corporation shall have no further obligation or liability to the Employee hereunder, other than for Salary earned but unpaid through the date of termination and for any bonuses or awards earned but unpaid after the end of a performance period as determined in accordance with the applicable award agreements.

5.6    Compensation Upon Termination Other Than For Cause Or Disability. Except as otherwise set forth in Section 5.8 hereof, if the Corporation shall terminate Employee’s employment other than for Cause or Disability, the Corporation shall continue to be obligated to pay six months’ [12 months’ in the case of senior management] of Employee’s Salary (payable in 12 [24 in the case of senior management] equal installments, with the first installment occurring on the first regularly scheduled payroll date following the date of termination, and the remaining installments occurring on a semi-monthly basis thereafter), but shall not be obligated to provide any other benefits described in Articles III and IV hereof, except to the extent required by law.

5.7     Compensation Upon Non-Renewal of Agreement. Except as otherwise set forth in Section 5.8 hereof, if the Corporation shall give notice to Employee in accordance with Section 1.2 hereof that this Agreement will not be renewed but Employee’s employment is not terminated, the Corporation shall continue to be obligated to pay Employee’s Salary for a period of six months [12 months in the case of senior management] beginning on the date notice of non-renewal is given, on regularly scheduled payroll dates, but shall not be obligated to provide any other benefits described in Articles III and IV hereof, except to the extent required by law.

5.8    Termination of Employee or Resignation by Employee for Good Reason Following a Change in Control.

(a)    If at any time within the first twelve months subsequent to a Change in Control, the Employee’s employment with the Corporation is terminated other than as provided for in Section 5.2, 5.3 or 5.4 hereof, or Employee shall resign Employee’s employment for Good Reason (as defined herein), the Corporation shall be obligated to pay to Employee a severance payment in an amount equal to 12 months [24 months in the case of senior management] of Employee’s salary. If the Employee believes Good Reason exists for terminating [his/her] employment, then the Employee shall give the Corporation written notice of the acts or omissions constituting Good Reason within thirty (30) days after learning of such acts or omissions constituting Good Reason (the “Good Reason Notice”). No termination of employment for Good Reason shall be effective unless (i) within thirty (30) days after receiving the Good Reason Notice, the Corporation fails to either cure such acts or omissions or notify the Employee of the intended method of cure, and (ii) the Employee delivers a written notice of termination to the Corporation and subsequently resigns within thirty (30) days after the Corporation’s deadline in (i) above expires.

(b)    If the Change in Control implicated by this Section 5.8 is also a “change in control event” within the meaning of the default rules of the final regulations promulgated under Section 409A(a)(2)(A)(v) of the Code, then the severance payment due under this Section 5.8 shall be made in a lump sum, payable no later than the 15th day of the third month following the later of the end of the Corporation’s tax year or the Employee’s tax year in which occurs the Employee’s effective date of termination under this Section 5.8. If the Change in Control is not a “change in control event” within the meaning of the default rules of the final regulations promulgated under Section 409A(a)(2)(A)(v) of the Code, the severance payment contemplated by this Section 5.8 shall be made in twelve semi-monthly installment payments, beginning on the first regularly scheduled payroll date following the Employee’s effective date of termination under this Section 5.8.

(c)    For purposes of this Section 5.8, the Employee’s effective date of termination shall mean, as applicable, (x) the effective date of such termination of employment by the Corporation or (y) the effective date of the Employee’s resignation for Good Reason, which date shall be stated in the Employee’s written notice to the Corporation of his resignation for Good Reason, as described in (a)(ii) above.

5.9	Limitation on Severance Payments.

(a)    Notwithstanding any provision of this Agreement, if any portion of the severance payments under this Article V or other payment under this Agreement together with any other payments or compensation which Employee has a right to receive from the Corporation or its affiliates (in the aggregate, “Total Payments”) constitute “parachute payments” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), and, but for this Section 5.9, would be subject to excise tax imposed by Section 4999 of the Code, the Total Payments shall be reduced to the largest amount as will result in no portion of the severance payment being subject to the excise tax imposed by Section 4999 of the Code.

(b)    If a reduction is required pursuant to Section 5.9(a), the Total Payments shall be reduced or eliminated by applying the following principles, in order: (1) the payment or benefit with the later possible payment date shall be reduced or eliminated before a payment or benefit with an earlier payment date; and (2) cash payments shall be reduced prior to non-cash benefits; provided that if the foregoing order of reduction or elimination would violate Code Section 409A, then the reduction shall be made pro rata among the payments or benefits included in the Total Payments (on the basis of the relative present value of the parachute payments).

(c)The determinations to be made with respect to this Section 5.9 shall be made by a certified public accounting firm designated by the Corporation (which may be the Corporation’s independent auditors) and reasonably acceptable to the Employee (the “Accounting Firm”). For purposes of the determination by the Accounting Firm, the value of any noncash benefits or any deferred payment or benefit shall be determined in accordance with the principles of Code Sections 280G(d)(3) and (4).

5.10    “Good Reason” shall mean any of the following which occur during the term of this Agreement without Employee’s express written consent:

(a)the assignment to Employee of duties materially inconsistent with Employee’s position, office, duties, responsibilities and status with the Corporation immediately prior to a Change in Control, except in connection with the termination of Employee’s employment by the Corporation for Disability or Cause or as a result of Employee’s death or by Employee other than for Good Reason as set forth in Section 5.8(a); or

(b)a material reduction by the Corporation in Employee’s Salary as in effect as of the date of this Agreement or as the same may be increased from time-to-time during the term of this Agreement, except for a reduction that generally applies to all other executive officers; or

(c)the failure of the Corporation to provide Employee with substantially the same fringe benefits (including, without limitation, life insurance plans, medical or disability plans, retirement plans, incentive plans, stock option plans, stock purchase plans, stock ownership plans, or bonus plans) that were provided to Employee immediately prior to the Change in Control, or with a package of fringe benefits that, if one or more of such benefits varies from those in effect immediately prior to such Change in Control, is substantially comparable in all material respects to such fringe benefits taken as a whole; or

(d)Employee’s relocation to any place more than 50 miles from the location at which Employee performed Employee’s duties prior to a Change in Control, except for required travel by Employee on the Corporation’s business to an extent substantially consistent with Employee’s business travel obligations at the time of the Change in Control; or

(e)any material failure by the Corporation to comply with any provision of this Agreement, other than an isolated, insubstantial, or inadvertent failure not occurring in bad faith and which the Corporation remedies promptly after receipt of notice from the Employee;

(f)the failure of a successor to the Corporation to assume the obligation of this Agreement as set forth in Section 7.1 herein.

5.11    Change in Control. For the purposes of this Agreement, the phrase “change in control” shall mean any of the following events:

(a)     Any consolidation or merger of the Corporation in which the Corporation is not the continuing or surviving corporation or pursuant to which shares of the Corporation’s capital stock would convert into cash, securities or other property, other than a merger of the Corporation in which the holders of the Corporation’s capital stock immediately prior to the merger have the same proportionate ownership of capital stock of the surviving corporation immediately after the merger;

(b)     Any sale, lease, exchange or other transfer (whether in one transaction or a series of related transactions) of all or substantially all of the assets of the Corporation;

(c)     The stockholders of the Corporation approve any plan or proposal for the liquidation or dissolution of the Corporation;

(d)     Any person (as used in Section 13(d) and 14(d)(2) of the Securities and Exchange Act of 1934, as amended (the “Exchange Act”)) becomes the beneficial owner (within the meaning of Rule 13D-3 under the Exchange Act) of 50% or more of the Corporation’s outstanding capital stock;

(e)     During any period of two consecutive years, individuals who at the beginning of that period constitute the entire Board of Directors of the Corporation cease for any reason to constitute a majority of the Board of Directors unless the election or the nomination for election by the Corporation’s stockholders of each new director received the approval of the Board of Directors by a vote of at least two-thirds of the directors then and still in office and who served as directors at the beginning of the period; or

(f)     The Corporation becomes a subsidiary of any other corporation (the “Subsidiary Transaction”), other than a corporation in which the holders of the Corporation’s capital stock immediately prior to the Subsidiary Transaction have the same proportionate ownership of capital stock of the parent corporation immediately after the Subsidiary Transaction.
5.12     Agreement and Release. Notwithstanding any provision of this Agreement to the contrary, the obligation of the Corporation to pay any severance benefits to the Employee in accordance with this Article V is expressly conditioned upon the Employee’s execution and delivery to the Corporation, no later than the 60th day following the Employee’s termination of employment, of an agreement to (a) comply with the terms and conditions of Article VIII below and (b) be bound by a release of any and all claims arising out of or relating to the Employee’s employment and termination of employment (a “Release”), that is or becomes irrevocable on or prior to the 60th day following the Employee’s termination of employment. The Corporation shall have no obligation to pay any severance benefits to the Employee pursuant to this Article V if the Employee fails to execute a Release that is or becomes irrevocable by the 60th day following Employee’s termination of employment or the Employee fails to comply with the provisions of Section VIII below. Such Release shall be made in a form satisfactory to the Corporation, substantially in the form set forth in Annex A hereto, and shall be for the benefit of the Corporation, its respective affiliates, and their respective officers, employees, directors, shareholders, agents, successors and assigns.

ARTICLE VI
Obligation to Mitigate Damages; No Effect
on Other Contractual Rights

6.1    Mitigation. The Employee shall not have any obligation to mitigate damages or the amount of any payment provided for under this Agreement by seeking other employment or otherwise. However, all payments required under the terms of this Agreement shall cease 30 days after the acceptance by the Employee of employment by another employer; provided that, this limitation shall not apply to payments due under paragraph 5.8, above.

6.2    Other Contractual Rights. The provisions of this Agreement, and any payment provided for hereunder shall not reduce any amount otherwise payable, or in any way diminish Employee’s existing rights, or rights which would accrue solely as a result of passage of time under any employee benefit plan or other contract, plan or arrangement of which Employee is a beneficiary or in which Employee participates.

ARTICLE VII
Successors to the Corporation

7.1    Assumption. The Corporation will require any successor or assignee (whether direct or indirect, by purchase, merger, consolidation or otherwise) of all or substantially all of the business and/or assets of the Corporation, by agreement in form and substance reasonably satisfactory to Employee, to expressly, absolutely and unconditionally assume and agree to perform this Agreement in the same manner and to the same extent that the Corporation would be required to perform it if no such succession or assignment had taken place. Any failure by the Corporation to obtain such agreement prior to the effectiveness of any such succession or assignment shall be a material breach of this Agreement.

7.2    Employee’s Successors and Assigns. This Agreement shall inure to the benefit of and be enforceable by Employee’s personal and legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If Employee should die while any amounts are still payable to Employee hereunder, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to Employee’s devisee, legatee or other designee or, if there is no such designee, to Employee’s estate.

ARTICLE VIII
Restrictions on Employee

8.1    Confidential Information. The Employee shall use Confidential Information only to the Corporation’s benefit and shall not at any time during or after [his/her] employment with the Corporation divulge or make accessible to any party any Confidential Information, as defined below, of the Corporation or any of its subsidiaries, except to the extent authorized in writing by the Corporation or otherwise required by law. Notwithstanding anything contained in this Article VIII or any other provision of this Agreement to the contrary, nothing herein shall prevent the Employee from making any disclosure regarding the Corporation and its subsidiaries and other affiliates if and solely to the extent that such disclosure, although not required by law, is specifically protected by applicable statute or regulation. The phrase “Confidential Information” shall mean the unique, proprietary and confidential information of the Corporation and its subsidiaries, consisting of: (1) confidential financial information regarding the Corporation or its subsidiaries, (2) confidential recipes for food products; (3) confidential and copyrighted plans and specifications for interior and exterior signs, designs, layouts and color schemes; (4) confidential methods, techniques, formats, systems, specifications, procedures, information, trade secrets, sales and marketing programs; (5) knowledge and experience regarding the operation and franchising of Sonic drive-in restaurants; (6) the identities and locations of Sonic’s franchisees, Sonic drive-in restaurants, and suppliers to Sonic’s franchisees and drive-in restaurants; (7) knowledge, financial information, and other information regarding the development of franchised and company store restaurants; (8) knowledge, financial information, and other information regarding potential acquisitions and dispositions; and (9) any other confidential business information of the Corporation or any of its subsidiaries. The Employee shall give the Corporation written notice of any circumstances in which Employee has actual notice of any access, possession or use of the Confidential Information not authorized by this Agreement.

8.2    Restrictive Covenant. During the term of Employee’s employment, the Employee shall not retain in or have any interest, directly or indirectly, in any business competing with the business being conducted by the Corporation or any of its subsidiaries, without the Corporation’s prior written consent. For the six-month period immediately following the termination of Employee’s employment (the “Non-Competition Period”), the Employee shall not engage in or have any interest, directly or indirectly, in any entity that competes in the quick service restaurant segment or that has a set of product offerings substantively similar to that of a material portion of the sales of a Sonic drive-in restaurant.

8.3    Non-Solicitation. During employment and during the Non-Competition Period, the Employee will not, directly or indirectly, (i) recruit or hire or otherwise seek to induce any employee of the Corporation or of any of the Corporation’s affiliates to terminate his or her employment or violate any agreement with or duty to the Corporation or any of the Corporation’s affiliates; or (ii) solicit or encourage any franchisee or vendor of the Corporation or of any of the Corporation’s affiliates to terminate or diminish its relationship with any of them or to violate any agreement with any of them, or, in the case of a franchisee, to conduct with any person any business or activity that such franchisee conducts or could conduct with the Corporation or any of the Corporation’s affiliates.

8.4    Non-Disparagement. During the term of Employee’s employment and after such employment has terminated, the Employee shall not make any negative or disparaging comments regarding the Corporation or its performance, operations, or business practices, or otherwise take any action that could reasonably be expected to adversely affect the Corporation or its professional reputation. The Employee may truthfully respond to inquiries by government agencies or to inquiries by any person through a subpoena or other valid judicial process without violating this Section 8.3.

ARTICLE IX
Miscellaneous

9.1    Indemnification. To the full extent permitted by law, the Board shall authorize the payment of expenses incurred by or shall satisfy judgments or fines rendered or levied against Employee in any action brought by a third-party against Employee (whether or not the Corporation is joined as a party defendant) to impose any liability or penalty on Employee for any act alleged to have been committed by Employee while employed by the Corporation unless Employee was acting with gross negligence or willful misconduct. Payments authorized hereunder shall include amounts paid and expenses incurred in settling any such action or threatened action.

9.2    Resolution of Disputes. The following provisions shall apply to any controversy between the Employee and the Corporation and its subsidiaries and the Employee (including any director, officer, employee, agent or affiliate of the Corporation and its subsidiaries) whether or not relating to this Agreement.

(a)    Arbitration. The parties shall resolve all controversies by final and binding arbitration in accordance with the Rules for Commercial Arbitration (the “Rules”) of the American Arbitration Association in effect at the time of the execution of this Agreement and pursuant to the following additional provisions:

(1)    Applicable Law. The Federal Arbitration Act (the “Federal Act”), as supplemented by the Oklahoma Arbitration Act (to the extent not inconsistent with the Federal Act), shall apply to the arbitration and all procedural matters relating to the arbitration.

(2)    Selection of Arbitrators. The parties shall select one arbitrator within 10 days after the filing of a demand and submission in accordance with the Rules. If the parties fail to agree on an arbitrator within that 10-day period or fail to agree to an extension of that period, the arbitration shall take place before an arbitrator selected in accordance with the Rules.

(3)    Location of Arbitration. The arbitration shall take place in Oklahoma City, Oklahoma, and the arbitrator shall issue any award at the place of arbitration. The arbitrator may conduct hearings and meetings at any other place agreeable to the parties or, upon the m otion of a party, determined by the arbitrator as necessary to obtain significant testimony or evidence.

(4)    Enforcement of Award. The prevailing party shall have the right to enter the award of the arbitrator in any court having jurisdiction over one or more of the parties or their assets. The parties specifically waive any right they may have to apply to any court for relief from the provisions of this Agreement or from any decision of the arbitrator made prior to the award.

(b)    Attorneys’ Fees and Costs. The prevailing party to the arbitration shall have the right to an award of its reasonable attorneys’ fees and costs (including the cost of the arbitrator) incurred after the filing of the demand and submission. If the Corporation or any of its subsidiaries prevails, the award shall include an amount for that portion of the administrative overhead reasonably allocable to the time devoted by the in-house legal staff of the Corporation or any subsidiary.

(c)    Excluded Controversies. At the election of the Corporation or its subsidiaries, the provisions of this Section 9.2 shall not apply to any controversies relating to the enforcement of the covenant not to compete or the use and protection of the trademarks, service marks, trade names, copyrights, patents, confidential information and trade secrets of the Corporation or its subsidiaries, including (without limitation) the right of the Corporation or its subsidiaries to apply to any court of competent jurisdiction for appropriate injunctive relief for the infringement of the rights of the Corporation or its subsidiaries.

(d)    Other Rights. The provisions of this Section 9.2 shall not prevent the Corporation, its subsidiaries, or the Employee from exercising any of their rights under this agreement, any other agreement, or under the common law, including (without limitation) the right to terminate any agreement between the parties or to end or change the party’s legal relationship.

9.3    Entire Agreement. This Agreement constitutes the entire agreement of the parties with regard to the subject matter of this Agreement and replaces and supersedes all other written and oral agreements and statements of the parties relating to the subject matter of this Agreement.

9.4    Notices. Any notices required or permitted to be given under this Agreement shall be sufficient if in writing and sent by mail to Employee’s residence, in the case of Employee, or to its principal office, in the case of the Corporation.

9.5    Waiver of Breach. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach by any party.

9.6    Amendment. No amendment or modification of this Agreement shall be deemed effective unless or until executed in writing by the parties hereto.

9.7    Validity. This Agreement, having been executed and delivered in the State of Oklahoma, its validity, interpretation, performance and enforcement will be governed by the laws of that state.

9.8    Section Headings. Section and other headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

9.9    Counterpart Execution. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute but one and the same instrument.

9.10    Exclusivity. Specific arrangements referred to in this Agreement are not intended to exclude Employee’s participation in any other benefits available to executive personnel generally or to preclude other compensation or benefits as may be authorized by the Board from time to time.

9.11    Partial Invalidity. If any provision in this Agreement is held by a court of competent jurisdiction to be invalid, void, or unenforceable, the remaining provisions shall nevertheless continue in full force without being impaired or invalidated in any way.

9.12	Section 409A of the Code.

(a)Notwithstanding anything herein to the contrary, if, at the time of the Employee’s termination of employment with the Corporation, the Employee is a “specified employee” within the meaning of Section 409A of the Code, as determined under the Corporation’s established methodology for determining specified employees, then, solely to the extent necessary to avoid the imposition of additional taxes, penalties or interest under Section 409A of the Code, any payments to the Employee hereunder which provide for the deferral of compensation, within the meaning of Section 409A of the Code (which shall not include any compensation that is exempt from Section 409A of the Code), and which are scheduled to be made as a result of the Employee’s termination of employment during the period beginning on the date of the Employee’s date of termination and ending on the six-month anniversary of such date shall be delayed and not paid to the Participant until the first business day following such sixth month anniversary date, at which time such delayed amounts will be paid to the Employee in a cash lump sum. If the Employee dies on or after the date of the Employee’s date of termination and prior to the payment of the delayed amounts pursuant to this Section 9.12, any amount delayed pursuant to this Section 9.12 shall be paid to the Employee’s estate within 30 days following the Employee’s death.

(b)The Corporation shall not accelerate any payment or the provision of any benefits under this Agreement or make or provide any such payment or benefits if such payment or provision of such benefits would, as a result, be subject to tax under Section 409A of the Code. It is understood that each installment is a separate payment, and that the timing of payment is within the control of the Corporation.

(c)To the extent this Agreement is subject to Section 409A of the Code, the Corporation and Employee intend all payments under this Agreement to comply with the requirements of such section, and this Agreement shall, to the extent reasonably practicable, be operated and administered to effectuate such intent. If, in the good faith judgment of the Corporation, any provision of this Agreement could cause the Employee to be subject to adverse or unintended tax consequences under Section 409A of the Code, such provision shall be modified by the Corporation in its sole discretion to maintain, to the maximum extent practicable, the original intent of the applicable provision without violating the requirements of Section 409A of the Code.

9.13    Survival. Sections 9.1 and 9.2 of this Agreement and any other provision of this Agreement that imposes an obligation on a party after the termination or expiration of this Agreement shall survive the termination or expiration of this Agreement and be binding on the parties.

In witness whereof, the Corporation has caused this Agreement to be executed and its seal affixed hereto by its officers thereunto duly authorized; and the Employee has executed this Agreement, as of the day and year first above written.

The Corporation:	Sonic Corp.

By:
Name:
Title:

The Employee:
Name:

ANNEX A

FORM OF RELEASE

In connection with my separation from service with Sonic Corp. or its affiliate (collectively, “Sonic”), I provide the following Release of Claims (the “Release”).

I.    General Release.

I, and each of my respective heirs, executors, administrators, representatives, agents, successors and assigns (collectively, the “Releasors”) hereby irrevocably and unconditionally release and forever discharge Sonic Corp., its subsidiaries and affiliates (the “Company Group”) and each of their respective officers, employees, directors, shareholders, agents, successors and assigns from any and all claims, actions, causes of action, rights, judgments, obligations, damages, demands, accountings or liabilities of whatever kind or character (collectively, “Claims”), including, without limitation, any Claims under any federal, state, local or foreign law, that the Releasors may have, or in the future may possess, arising out of (i) my employment relationship with and service as an employee or officer of the Company Group, and the termination of such relationship or service, or (ii) any event, condition, circumstance or obligation that occurred, existed or arose on or prior to the date hereof; provided, however, that this Release shall not apply to any claims by me for benefits to which I am entitled as of the date of this Release under Sonic’s compensation and benefit plans, subject, in each case, to the applicable terms and conditions of each such plan. Without limiting the scope of the foregoing provision in any way, I hereby release all claims relating to or arising out of any aspect of my employment with the Company Group, including but not limited to, all claims under Title VII of the Civil Rights Act, the Civil Rights Act of 1991 and the laws amended thereby; the Age Discrimination in Employment Act of 1967; the Older Workers Benefit Protection Act of 1990; the Americans with Disabilities Act; the Family and Medical Leave Act of 1993; the Fair Labor Standards Act of 1963; any contract of employment, express or implied; any provision of the Constitution of the United States or of any particular State; and any other law, common or statutory, of the United States, or any particular State; any claim for the negligent and/or intentional infliction of emotional distress or specific intent to harm; any claims for attorneys fees, costs and/or expenses; any claims for unpaid or withheld wages, severance pay, benefits, bonuses, commissions and/or other compensation of any kind; and/or any other federal, state or local human rights, civil rights, wage and hour, wage payment, pension or labor laws, rules and/or regulations; all claims growing out of any legal restrictions on the Company Group’s right to hire and/or terminate its employees, including all claims that were asserted and/or that could have been asserted by me and all claims for breach of promise, public policy, negligence, retaliation, defamation, impairment of economic opportunity, loss of business opportunity, fraud, misrepresentation, etc. The Releasors further agree that the payments and benefits described in the Employee’s Employment Agreement dated _____, 20__ (the “Employment Agreement”), shall be in full satisfaction of any and all Claims for payments or benefits, whether express or implied, that the Releasors may have against the Company Group arising out of my employment relationship or my service as an employee or officer of the Company Group and the termination thereof.

II.    Specific Release of ADEA Claims. [IF APPLICABLE]

In consideration for, among other things, certain actions by Sonic in support of my separation from service, the Releasors hereby unconditionally release and forever discharge the Company Group from any and all Claims arising under the Federal Age Discrimination in Employment Act of 1967, as amended, and the applicable rules and regulations promulgated thereunder (“ADEA”) that I may have as of the date of my signature to this Release. By signing this Release, I hereby acknowledge and confirm the following:

(i)
I was advised by Sonic in connection with my termination to consult with an attorney of my choice prior to signing this Release and to have such attorney explain to me the terms of this Release, including, without limitation, the terms relating to my release of claims arising under ADEA;

(ii)
I was given a period of not fewer than [21] / [45] days to consider the terms of this Release and to consult with an attorney of my choosing with respect thereto, and was given the option to sign the Release in fewer than [21] / [45] days if I desired;

(iii)	I am providing the release and discharge set forth in this Release only in exchange for consideration in addition to anything of value to which I am already entitled; and

(iv)	I knowingly and voluntarily accept the terms of this Release.

I acknowledge that I understand that I may revoke this specific ADEA release contained in this Section II of this Release within seven days following the date on which I sign this Release (the “Revocation Period”) by providing to the General Counsel of Sonic written notice of my revocation of the release and waiver contained in this Section II of this Release prior to the expiration of the Revocation Period. This right of revocation relates only to the ADEA release set forth in this Section II of this Release and does not act as a revocation of any other term of this Release. Any payments or benefits provided to me under the Employment Agreement shall not commence unless the Revocation Period has expired.

III.    Restrictive Covenants. I acknowledge that I am subject to Article VIII of the Employment Agreement, and I shall comply with the provisions thereof.

IV.    Representations and Warranties

I agree that I have not instituted, assisted or otherwise participated in connection with, any action, complaint, claim, charge, grievance, arbitration, lawsuit, or administrative agency proceeding, or action at law or otherwise against any member of the Company Group or any of their respective officers, employees, directors, shareholders or agents; provided, however, that it is understood and agreed by the parties hereto that the foregoing representation shall not apply to any disclosure regarding the Company Group that I may have made to the extent that such disclosure, although not required by law, is specifically protected by applicable statute or regulation. I represent and warrant that I have not assigned any of the Claims being released under this Release.

I acknowledge that, except as expressly set forth herein, no representations of any kind or character have been made to me by Sonic or by any of its agents, representatives, or attorneys to induce the execution of this Release. I understand and acknowledge the significance and consequences of this Release, that it is voluntary, that it has not been entered into as a result of any coercion, duress or undue influence, and expressly confirm that it is to be given full force and effect according to all of its terms, including those relating to unknown Claims. I acknowledge that I had full opportunity to discuss any and all aspects of this Release with legal counsel, and have availed myself of that opportunity to the extent desired. I acknowledge that I have carefully read and fully understand all of the provisions of this Release and have signed below only after full reflection and analysis.

V.    Miscellaneous

This Release sets forth the entire understanding between Sonic and me in connection with its subject matter and supersedes and replaces any express or implied, written or oral, prior agreement of plans or arrangement with respect to the terms of my employment and the termination thereof which I may have had with the Company Group. I acknowledge that in signing this Release, I have not relied upon any representation or statement not set forth in this Release made by Sonic or any of its representatives.

By signing this Release, I acknowledge that: (a) I have read this Release; (b) I understand this Release and know that I am giving up important rights; (c) [Section II of this Release shall not become effective or enforceable for a period of seven (7) days following its execution]; (d) I was advised by Sonic, and I am aware, of my right to consult with an attorney before signing this Release; and (e) I have signed this Release knowingly and voluntarily and without any duress or undue influence on the part or behalf of Sonic.

[Employee Name]

Date